Exhibit 99.1

Mercantile Bank Corporation Reports Strong First Quarter 2016 Results

Continued strength in profitability and loan originations highlight quarter

GRAND RAPIDS, Mich., April 19, 2016 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $8.5 million, or $0.52 per diluted share, for the first quarter of 2016, compared with net income of $6.6 million, or $0.39 per diluted share, for the respective prior-year period. The repurchase of $11.0 million in trust preferred securities at a 27 percent discount during the first quarter of 2016 increased reported net income by approximately $1.8 million, or $0.11 per diluted share. Reflecting continuing loan growth, provision expense totaled $0.6 million during the first quarter of 2016, compared to a negative provision expense of $0.4 million recorded during the first quarter of 2015.

The first quarter was highlighted by:

●	Strong earnings performance and capital position

●	Increased net interest margin

●	Strong asset quality, as depicted by low levels of nonperforming assets and loans in the 30- to 89-days delinquent category

●	New commercial term loan originations of approximately $105 million

●	Commercial loan pipeline remains strong

●	Approximately 148,000 shares repurchased through ongoing common stock repurchase program

●	Announcement of a $15 million expansion of existing common stock repurchase program, allowing for future repurchases totaling approximately $16 million

“Mercantile delivered strong performance in the first quarter, building on the momentum generated during 2015,” said Michael Price, Chairman, President and Chief Executive Officer of Mercantile. “Our robust financial performance reflects higher net interest income stemming from an improved net interest margin, increased noninterest income, and controlled overhead costs. We are pleased with the level of loan originations during the quarter, and based on our current loan pipeline, we feel confident that solid loan growth can be achieved throughout the remainder of 2016.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $33.0 million during the first quarter of 2016, up $4.4 million or 15.5 percent from the prior-year first quarter. Net interest income during the first quarter of 2016 was $25.9 million, up $1.0 million or 4.2 percent from the first quarter of 2015, primarily reflecting an increased net interest margin, a higher level of earning assets, and the first quarter of 2016 having one more calendar day than the previous year’s first quarter.

The net interest margin was 3.92 percent in the first quarter of 2016, up from 3.81 percent in the linked quarter and 3.83 percent in the prior-year first quarter due to an increased yield on average earning assets. The higher yield on average earning assets primarily resulted from a change in earning asset mix and an increased yield on securities.

The net interest margin has been relatively stable over the past seven quarters, ranging from 3.79 percent to 3.95 percent. The yield on loans generally declined over the past seven quarters, consistent with the industry and primarily due to the ongoing low interest rate environment and competitive pressures. In Mercantile’s case, however, the negative impact of the lower loan yield has been largely offset by assets shifting out of the low-yielding securities portfolio and into the higher-yielding loan portfolio, thus capitalizing on an opportunity growing out of the 2014 merger with Firstbank Corporation. Average loans represented about 85 percent of average earning assets during the first quarter of 2016, up from approximately 84 percent and 80 percent during the fourth quarter of 2015 and the first quarter of 2015, respectively. The loan yield was 4.72 percent in the first quarter of 2016, essentially unchanged from the linked quarter in light of elevated accretion income on purchased loans, higher commercial loan fees and increased rates on certain variable-rate loans stemming from the Federal Open Market Committee (“FOMC”) raising the targeted federal funds rate by 25 basis points in December of 2015. The increased yield on securities primarily resulted from a higher level of discount accretion associated with called U.S. Government agency bonds.

As expected, net interest income and the net interest margin during the first quarter of 2016 and the prior-year first quarter were affected by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014. An increase in interest income on loans totaling $1.3 million and an increase in interest expense on subordinated debentures totaling $0.2 million were recorded during the first quarter of 2016. An increase in interest income on loans totaling $1.4 million and decreases in interest expense on deposits and FHLB advances aggregating $0.6 million were recorded during the first quarter of 2015; in addition, an increase in interest expense on subordinated debentures totaling $0.2 million was recorded during the same time period. Mercantile expects to continue to record adjustments in interest income on loans and interest expense on subordinated debentures in future periods; however, the adjustments to interest expense on deposits and FHLB advances ended in July and June of 2015, respectively. The resulting increase in interest expense negatively impacted the net interest margin by approximately eight to ten basis points after July 31, 2015.

Mercantile recorded a $0.6 million provision for loan losses during the first quarter of 2016 compared to a negative $0.4 million provision during the respective 2015 period. The provision expense recorded during the first quarter of 2016 primarily reflects ongoing loan growth, while the negative provision recorded during the prior-year first quarter resulted from multiple factors, including recoveries of previously charged-off loans, reversals of specific reserves, a reduced level of loan-rating downgrades and ongoing loan-rating upgrades.

Noninterest income during the first quarter of 2016 was $7.1 million, up $3.4 million or 91.8 percent from the prior-year first quarter. The increase in noninterest income primarily resulted from a $2.9 million pre-tax gain being recorded in association with the trust preferred securities repurchase transaction, which more than offset decreased credit and debit card income and mortgage banking income. A higher level of service charges on accounts also contributed to the increased noninterest income. During the first quarter of 2015, additional interchange income on credit and debit cards in the amount of $0.2 million was recorded, reflecting a one-time change in the timing of receipt of such income. Mortgage banking income was $0.6 million in the first quarter of 2016, down slightly from $0.7 million in the prior-year first quarter.

Noninterest expense totaled $19.9 million during the first quarter of 2016, up $0.6 million or 3.3 percent from the respective 2015 period. Salary and benefit costs totaled $11.0 million during the current-year first quarter, up $0.9 million or 9.0 percent from the prior-year first quarter primarily due to the recording of a bonus accrual; no bonus accrual was recorded during the first quarter of 2015.

Mr. Price continued: “We are pleased with the stability and level of our net interest margin, reflecting the ongoing reallocation of earning assets initiative, strong asset quality, including the sound performance of the acquired loan portfolio, and loan pricing discipline. Although the reallocation strategy is expected to conclude during the second quarter of 2016 as the level of investments reaches our internal policy guideline, the resulting impact will be tempered by the FOMC’s December 2015 rate increase and our continued focus on loan pricing discipline. Furthermore, our balance sheet is positioned to enhance net interest income if the FOMC initiates further rate increases in future periods. Our ongoing focus to improve fee income and the realization of the savings associated with our cost efficiency program announced during the fourth quarter of 2015 should positively impact 2016 performance.”

Balance Sheet

As of March 31, 2016, total assets were $2.93 billion, up $22.5 million or 0.8 percent from December 31, 2015; total loans increased $17.9 million, or 0.8 percent, to $2.30 billion over the same time period. During the twelve months ended March 31, 2016, total loans were up nearly $175 million or 8.2 percent. Approximately $105 million in commercial term loans to new and existing borrowers were originated during the first quarter of 2016, as ongoing sales and relationship building efforts resulted in increased lending opportunities. As of March 31, 2016, unfunded commitments on commercial construction and development loans totaled approximately $77 million, which are expected to be largely funded over the next twelve months.

Robert B. Kaminski, Jr., Executive Vice President and Chief Operating Officer of Mercantile, noted: “We are pleased with the level of commercial term loan originations during the first quarter of 2016. While the level of originations was lower than the past few quarters, we exhibited net loan growth in the face of continuing competitive pressures and several larger loan payoffs. We remain committed to booking quality loans and underwriting them in a disciplined manner, and our strong current pipeline, which is substantially higher than at year-end 2015, provides us with optimism that originations will remain strong in future periods.”

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing approximately 55 percent of total loans as of March 31, 2016.  Non-owner occupied commercial real estate (“CRE”) loans and owner-occupied CRE loans equaled 29 percent and 19 percent of total loans, respectively, as of March 31, 2016.  Commercial and industrial loans represented 31 percent of total loans as of March 31, 2016.

As of March 31, 2016, total deposits were $2.27 billion, down $10.3 million from December 31, 2015, and $14.4 million from March 31, 2015. Local deposits were up $7.5 million since year-end 2015 and $35.3 million over the past twelve months; growth in local deposits was primarily driven by new commercial loan relationships. Wholesale funds were $202 million, or approximately 8 percent of total funds, as of March 31, 2016, compared to $189 million, or approximately 8 percent of total funds, as of December 31, 2015, and $201 million, or approximately 8 percent of total funds, as of March 31, 2015.

Asset Quality

Nonperforming assets at March 31, 2016 were $6.3 million, or 0.2 percent of total assets, compared to $6.7 million, or 0.2 percent of total assets, as of December 31, 2015. The level of past due loans remains nominal, and loan relationships on the internal watch list continue to decline. Net loan charge-offs were less than $0.1 million during the first quarter of 2016 compared with net loan charge-offs of $0.9 million in the linked quarter and net loan recoveries of $1.4 million in the prior-year first quarter.

Capital Position

Shareholders’ equity totaled $339 million as of March 31, 2016, an increase of $4.7 million from year-end 2015. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 13.1 percent as of March 31, 2016, compared to 13.5 percent at December 31, 2015. At March 31, 2016, the Bank had approximately $81 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,232,234 total shares outstanding at March 31, 2016.

As part of a $20 million common stock repurchase program announced in January of 2015, Mercantile repurchased approximately 148,000 shares for $3.3 million, or a weighted average all-in cost per share of $22.07, during the first quarter of 2016; since the program’s inception, Mercantile repurchased approximately 936,000 shares, or nearly 6 percent of total shares outstanding at year-end 2014, for $19.0 million, or a weighted average all-in cost per share of $20.32, representing approximately 95 percent of the originally authorized program. Mercantile announced earlier today that the existing common stock repurchase program has been expanded by $15 million, allowing for future share repurchases of approximately $16 million under the program.

Mr. Price concluded: “Based on our strong performance in the first quarter, we believe Mercantile is well positioned to succeed during 2016 and beyond and enhance shareholder value. We continue to have success in developing new customer relationships by delivering a wide range of products and services and focusing on customer service, and our recently implemented fee enhancement and cost reduction initiatives should positively impact future profitability. Our commitment to increasing shareholder return is reflected in our competitive dividend yield and the expansion of our common stock repurchase program.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $2.9 billion and operates 48 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Michael Price	Charles Christmas
Chairman, President & CEO	Executive Vice President & CFO
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation

First Quarter 2016 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	MARCH 31, 2016	DECEMBER 31, 2015	MARCH 31, 2015

ASSETS
Cash and due from banks	$38,367,000	$42,829,000	$42,644,000
Interest-earning deposits	62,814,000	46,463,000	95,781,000
Federal funds sold	0	599,000	10,365,000
Total cash and cash equivalents	101,181,000	89,891,000	148,790,000

Securities available for sale	343,805,000	346,992,000	413,693,000
Federal Home Loan Bank stock	7,567,000	7,567,000	13,699,000

Loans	2,295,668,000	2,277,727,000	2,120,760,000
Allowance for loan losses	(16,262,000)	(15,681,000)	(21,050,000)
Loans, net	2,279,406,000	2,262,046,000	2,099,710,000

Premises and equipment, net	45,963,000	46,862,000	48,367,000
Bank owned life insurance	59,248,000	58,971,000	58,148,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible	11,916,000	12,631,000	14,829,000
Other assets	27,497,000	29,123,000	30,475,000

Total assets	$2,926,056,000	$2,903,556,000	$2,877,184,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$678,100,000	$674,568,000	$568,843,000
Interest-bearing	1,587,022,000	1,600,814,000	1,710,681,000
Total deposits	2,265,122,000	2,275,382,000	2,279,524,000

Securities sold under agreements to repurchase	162,312,000	154,771,000	148,219,000
Federal Home Loan Bank advances	98,000,000	68,000,000	48,011,000
Subordinated debentures	44,324,000	55,154,000	54,642,000
Accrued interest and other liabilities	17,745,000	16,445,000	14,000,000
Total liabilities	2,587,503,000	2,569,752,000	2,544,396,000

SHAREHOLDERS' EQUITY
Common stock	302,360,000	304,819,000	316,537,000
Retained earnings	33,697,000	27,722,000	14,487,000
Accumulated other comprehensive income	2,496,000	1,263,000	1,764,000
Total shareholders' equity	338,553,000	333,804,000	332,788,000

Total liabilities and shareholders' equity	$2,926,056,000	$2,903,556,000	$2,877,184,000

Mercantile Bank Corporation

First Quarter 2016 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED March 31, 2016	THREE MONTHS ENDED March 31, 2015

INTEREST INCOME
Loans, including fees	$26,779,000	$25,311,000
Investment securities	2,053,000	2,223,000
Other interest-earning assets	57,000	55,000
Total interest income	28,889,000	27,589,000

INTEREST EXPENSE
Deposits	1,866,000	1,899,000
Short-term borrowings	44,000	38,000
Federal Home Loan Bank advances	350,000	152,000
Other borrowed money	747,000	651,000
Total interest expense	3,007,000	2,740,000

Net interest income	25,882,000	24,849,000

Provision for loan losses	600,000	(400,000)

Net interest income after provision for loan losses	25,282,000	25,249,000

NONINTEREST INCOME
Service charges on accounts	948,000	770,000
Credit and debit card income	1,015,000	1,213,000
Mortgage banking income	598,000	688,000
Earnings on bank owned life insurance	286,000	287,000
Other income	4,239,000	736,000
Total noninterest income	7,086,000	3,694,000

NONINTEREST EXPENSE
Salaries and benefits	10,995,000	10,084,000
Occupancy	1,604,000	1,573,000
Furniture and equipment	525,000	624,000
Data processing costs	1,992,000	1,770,000
FDIC insurance costs	392,000	477,000
Other expense	4,360,000	4,713,000
Total noninterest expense	19,868,000	19,241,000

Income before federal income tax expense	12,500,000	9,702,000

Federal income tax expense	3,951,000	3,056,000

Net Income	$8,549,000	$6,646,000

Basic earnings per share	$0.52	$0.39
Diluted earnings per share	$0.52	$0.39

Average basic shares outstanding	16,291,654	16,937,630
Average diluted shares outstanding	16,325,475	16,978,591

Mercantile Bank Corporation

First Quarter 2016 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly
(dollars in thousands except per share data)	2016	2015	2015	2015	2015
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
EARNINGS
Net interest income	$25,882	25,659	25,625	25,041	24,849
Provision for loan losses	$600	500	(500)	(600)	(400)
Noninterest income	$7,086	4,046	4,277	4,021	3,694
Noninterest expense	$19,868	20,097	19,693	20,350	19,241
Net income before federal income tax expense	$12,500	9,108	10,709	9,312	9,702
Net income	$8,549	6,480	7,336	6,558	6,646
Basic earnings per share	$0.52	0.40	0.45	0.39	0.39
Diluted earnings per share	$0.52	0.40	0.45	0.39	0.39
Average basic shares outstanding	16,291,654	16,314,953	16,425,933	16,767,393	16,937,630
Average diluted shares outstanding	16,325,475	16,352,187	16,461,794	16,803,846	16,978,591

PERFORMANCE RATIOS
Return on average assets	1.19%	0.88%	1.01%	0.92%	0.94%
Return on average equity	10.18%	7.79%	8.86%	7.97%	8.19%
Net interest margin (fully tax-equivalent)	3.92%	3.81%	3.87%	3.83%	3.83%
Efficiency ratio	60.26%	67.66%	65.86%	70.02%	67.41%
Full-time equivalent employees	612	639	640	656	642

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.72%	4.71%	4.79%	4.78%	4.84%
Yield on securities	2.52%	2.21%	2.16%	2.15%	2.17%
Yield on other interest-earning assets	0.54%	0.25%	0.25%	0.25%	0.25%
Yield on total earning assets	4.37%	4.25%	4.30%	4.23%	4.25%
Yield on total assets	4.03%	3.91%	3.95%	3.89%	3.92%
Cost of deposits	0.33%	0.34%	0.34%	0.31%	0.34%
Cost of borrowed funds	1.53%	1.39%	1.37%	1.35%	1.36%
Cost of interest-bearing liabilities	0.64%	0.61%	0.60%	0.54%	0.56%
Cost of funds (total earning assets)	0.45%	0.44%	0.43%	0.40%	0.42%
Cost of funds (total assets)	0.42%	0.40%	0.40%	0.37%	0.39%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$1,316	1,074	1,354	1,494	1,416
Time deposits - reduce interest expense	$0	0	196	587	588
FHLB advances - reduce interest expense	$0	0	0	11	11
Trust preferred - increase interest expense	$171	171	171	171	171
Core deposit intangible - increase overhead	$715	715	715	768	794

CAPITAL
Tangible equity to tangible assets	9.68%	9.56%	9.44%	9.44%	9.54%
Tier 1 leverage capital ratio	11.43%	11.56%	11.52%	11.58%	11.61%
Common equity risk-based capital ratio	10.86%	10.89%	10.95%	10.94%	11.17%
Tier 1 risk-based capital ratio	12.49%	12.83%	12.94%	12.97%	13.22%
Total risk-based capital ratio	13.12%	13.45%	13.58%	13.63%	14.07%
Tier 1 capital	$324,296	329,858	324,911	325,304	326,947
Tier 1 plus tier 2 capital	$340,557	345,539	341,029	341,865	347,997
Total risk-weighted assets	$2,596,517	2,570,015	2,511,174	2,509,001	2,473,399
Book value per common share	$20.86	20.41	20.20	19.85	19.69
Tangible book value per common share	$17.07	16.61	16.34	16.02	15.89
Cash dividend per common share	$0.16	0.15	0.15	0.14	0.14

ASSET QUALITY
Gross loan charge-offs	$475	1,266	182	4,383	448
Recoveries	$456	328	239	494	1,858
Net loan charge-offs (recoveries)	$19	938	(57)	3,889	(1,410)
Net loan charge-offs (recoveries) to average loans	< 0.01%	0.17%	(0.01% )	0.73%	(0.27% )
Allowance for loan losses	$16,262	15,681	16,119	16,561	21,050
Allowance to originated loans	0.94%	0.94%	1.04%	1.10%	1.58%
Nonperforming loans	$4,842	5,444	8,214	8,103	26,267
Other real estate/repossessed assets	$1,478	1,293	2,272	2,033	1,664
Nonperforming loans to total loans	0.21%	0.24%	0.37%	0.37%	1.24%
Nonperforming assets to total assets	0.22%	0.23%	0.36%	0.35%	0.97%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$30	23	378	380	383
Construction	$0	0	0	0	0
Owner occupied / rental	$2,955	3,515	3,714	3,316	3,224
Commercial real estate:
Land development	$140	155	170	184	197
Construction	$0	0	0	0	0
Owner occupied	$2,877	2,743	2,741	2,726	17,634
Non-owner occupied	$151	191	3,193	3,286	910
Non-real estate:
Commercial assets	$137	69	271	212	5,565
Consumer assets	$30	41	19	32	18
Total nonperforming assets	$6,320	6,737	10,486	10,136	27,931

NONPERFORMING ASSETS - RECON
Beginning balance	$6,737	10,486	10,136	27,931	31,429
Additions - originated loans & former branches	$1,123	927	1,161	2,972	584
Merger-related activity	$0	656	163	166	105
Return to performing status	$0	(48)	0	0	(5)
Principal payments	$(774)	(3,457)	(567)	(16,414)	(3,203)
Sale proceeds	$(402)	(1,300)	(319)	(220)	(538)
Loan charge-offs	$(356)	(172)	(65)	(4,236)	(371)
Valuation write-downs	$(8)	(355)	(23)	(63)	(70)
Ending balance	$6,320	6,737	10,486	10,136	27,931

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$714,612	696,303	643,118	622,073	587,675
Land development & construction	$39,630	45,120	47,734	47,622	56,050
Owner occupied comm'l R/E	$441,662	445,919	427,016	422,354	431,995
Non-owner occupied comm'l R/E	$666,013	644,351	636,227	603,724	566,152
Multi-family & residential rental	$112,533	115,003	123,525	124,658	117,477
Total commercial	$1,974,450	1,946,696	1,877,620	1,820,431	1,759,349
Retail:
1-4 family mortgages	$185,535	190,385	193,003	201,907	208,425
Home equity & other consumer	$135,683	140,646	146,765	149,494	152,986
Total retail	$321,218	331,031	339,768	351,401	361,411
Total loans	$2,295,668	2,277,727	2,217,388	2,171,832	2,120,760

END OF PERIOD BALANCES
Loans	$2,295,668	2,277,727	2,217,388	2,171,832	2,120,760
Securities	$351,372	354,559	374,740	381,013	427,392
Other interest-earning assets	$62,814	47,062	60,106	93,620	106,146
Total earning assets (before allowance)	$2,709,854	2,679,348	2,652,234	2,646,465	2,654,298
Total assets	$2,926,056	2,903,556	2,881,377	2,875,944	2,877,184
Noninterest-bearing deposits	$678,100	674,568	619,125	612,222	568,843
Interest-bearing deposits	$1,587,022	1,600,814	1,635,004	1,666,572	1,710,681
Total deposits	$2,265,122	2,275,382	2,254,129	2,278,794	2,279,524
Total borrowed funds	$308,148	281,830	284,919	258,599	254,365
Total interest-bearing liabilities	$1,895,170	1,882,644	1,919,923	1,925,171	1,965,046
Shareholders' equity	$338,553	333,804	328,820	328,971	332,788

AVERAGE BALANCES
Loans	$2,273,960	2,243,856	2,201,124	2,147,040	2,119,464
Securities	$354,499	362,390	378,286	404,311	440,380
Other interest-earning assets	$42,008	75,111	64,027	89,357	87,620
Total earning assets (before allowance)	$2,670,467	2,681,357	2,643,437	2,640,708	2,647,464
Total assets	$2,892,229	2,909,210	2,876,671	2,865,427	2,873,032
Noninterest-bearing deposits	$652,338	656,475	621,324	591,500	557,603
Interest-bearing deposits	$1,588,930	1,631,218	1,652,306	1,681,437	1,723,684
Total deposits	$2,241,268	2,287,693	2,273,630	2,272,937	2,281,287
Total borrowed funds	$299,956	276,585	263,264	251,996	251,418
Total interest-bearing liabilities	$1,888,886	1,907,803	1,915,570	1,933,433	1,975,102
Shareholders' equity	$336,870	330,032	328,332	330,126	329,246